As filed with the Securities and Exchange Commission on October 11, 2018

Registration No. 333-226620

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

Form S-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	98-0529995 (I.R.S. Employer Identification Number)

14 Wesley Street

Hamilton HM 11

(441) 278-3140

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 8th Avenue

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gene Boxer Group General Counsel Sirius International Insurance Group, Ltd. 14 Wesley Street Hamilton HM 11 (441) 278-3140	Sean M. Keyvan Lindsey A. Smith Sidley Austin LLP One South Dearborn Chicago, IL 60603 (312) 853-7000	Chris Garrod Conyers Dill & Pearman Limited Clarendon House 2 Church Street Hamilton HM 11 (441) 295-1422	Eric Colandrea General Counsel Easterly Acquisition Corp. 205 Hudson Street, 7th Floor New York, NY 10013 (646) 712-8300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-226620) of Sirius International Insurance Group, Ltd. (this “Registration Statement”) is being filed solely for the purpose of re-filing Exhibit 5.1 (and the related consent included therein as Exhibit 23.3) and updating the exhibit index accordingly. This Amendment No. 3 does not modify any provision of the proxy statement/prospectus that forms a part of the Registration Statement. Accordingly, the proxy statement/prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Bye-law 54 of Sirius Group’s bye-laws provides, among other things, that Sirius Group shall indemnify its directors and officers to the fullest extent possible, except as prohibited by law. Specifically, bye-law 54.2 provides that Sirius Group’s directors and officers, as well as their heirs, executors and administrators, shall, to the fullest extent permitted by law (as described below), be indemnified and held harmless by Sirius Group from and against all actions, costs, charges, losses, damages and expenses (including attorneys’ fees, judgements, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Sirius Group shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Sirius Group shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto.

Bye-law 54.2 of Sirius Group’s bye-laws further provides that, to the fullest extent permitted by law, no shareholder shall have any claim or right of action, whether individually or by or in the right of Sirius Group, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Sirius Group.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to Sirius Group.

Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit Number	Description
2.1*+	Agreement and Plan of Merger, dated as of June 23, 2018, by and among Sirius International Insurance Group, Ltd., Easterly Acquisition Corp. and Sirius Acquisitions Holding Company III
2.2*

First Amendment to the Agreement and Plan of Merger and Sponsor Letter, dated as of August 29, 2018, by and among Sirius International Insurance Group, Ltd., Easterly Acquisition Corp., Sirius Acquisitions Holding Company III, CM Bermuda Ltd. and Easterly Acquisition Sponsor, LLC

3.1***	Memorandum of Association of Sirius International Insurance Group, Ltd.
3.2***	Form of Bye-laws of Sirius International Insurance Group, Ltd.
3.3***	Form of Certificate of Designation of Series B preference shares of Sirius International Insurance Group, Ltd.
4.1***	Specimen Public Warrant Certificate (included as Exhibit A to Exhibit 4.2)
4.2***	Warrant Agreement, dated July 29, 2015, between Continental Stock Transfer & Trust Company and Easterly Acquisition Corp.
4.3*	Form of Assignment, Assumption and Amendment Agreement to Warrant Agreement among Easterly Acquisition Corp., Sirius International Insurance Group, Ltd. and Continental Stock Transfer & Trust Company
4.4***	Form of Private Placement Warrant Certificate
5.1	Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being registered

8.1***	Opinion of Sidley Austin LLP as to certain federal income tax matters
10.1*	Form of Registration Rights Agreement among Sirius International Insurance Group, Ltd., CM Bermuda Ltd. and Easterly Acquisition Sponsor, LLC
10.2***	Form of Subscription Agreement among Sirius International Insurance Group, Ltd. and the investors named therein
10.3*	Promissory Note, dated as of June 23, 2016, made by Easterly Acquisition Corp. in favor of Sirius International Insurance Group, Ltd.
10.4*	Letter Agreement, dated as of June 23, 2018, among Easterly Acquisition Corp., Easterly Acquisition Sponsor, LLC and Sirius International Insurance Group, Ltd.
10.5*	Form of Lock-up Agreement among CM Bermuda Ltd., Easterly Acquisition Sponsor, LLC and Sirius International Insurance Group, Ltd.
10.6***	Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan
10.7***	Amended and Restated Sirius Group Long Term Incentive Plan
10.7.1***	First Amendment to the Sirius Group Long Term Incentive Plan
10.7.2***	Second Amendment to the Sirius Group Long Term Incentive Plan
10.8***	Sirius Group Severance and Change in Control Plan
10.9***	Employment Agreement dated as of July 24, 2015 between Sirius International Insurance Group, Ltd. and Allan L. Waters
10.10***	Employment Agreement dated as of July 24, 2015 between Sirius International Försäkringsaktiebolag (publ) and Monica Cramér Manhem
10.11***	Form of Shareholders Agreement among Sirius International Insurance Group, Ltd., CM Bermuda Ltd. and the investors named therein
10.12***	Indenture, dated November 1, 2016, by and between Sirius International Group, Ltd. and The Bank of New York Mellon, as Trustee
10.13***	First Supplemental Indenture, dated November 1, 2016, by and between Sirius International Group, Ltd. and The Bank of New York Mellon, as Trustee, including form of 4.600% Senior Notes due 2026
10.14***

Subordinated Indenture, dated September 22, 2017, by and among Sirius International Group, Ltd., The Bank of New York Mellon, as Trustee, and The Bank of New York Mellon London Branch, as Paying Agent, including form of Floating Rate Callable Subordinated Notes due 2047

10.15***

Credit Agreement, dated as of February 8, 2018, by and among Sirius International Insurance Group, Ltd., as Parent, Sirius International Group, Ltd., as Borrower, certain subsidiaries of the Borrower from time to time party thereto, certain lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent

10.16***

First Amendment to the Credit Agreement, dated as of July 30, 2018, by and among Sirius International Insurance Group, Ltd., Sirius International Group, Ltd., certain subsidiaries of the Borrower party thereto, certain lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent

21.1***	Subsidiaries of Sirius International Insurance Group, Ltd.
23.1***	Consent of PricewaterhouseCoopers LLP
23.2***	Consent of Marcum LLP
23.3	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)
23.4***	Consent of Sidley Austin LLP (included as Exhibit 8.1)
24.1	Power of Attorney (included on signature page to initial filing)
99.1***	Form of Proxy Card for Easterly Acquisition Corp. Stockholders

*                                         Attached as an annex to the proxy statement/prospectus contained herein.

**                                  To be filed by amendment.

***                           Previously filed.

+                                         The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 22.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(1)           The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)           The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hamilton, Bermuda on October 11, 2018.

Sirius International Insurance Group, Ltd. (Registrant)
By:	/s/ ALLAN L. WATERS
	Name:	Allan L. Waters
	Title:	Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and the dates indicated:

Signatures		Title	Date
/s/ ALLAN L. WATERS		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 11, 2018

Allan L. Waters		President, Chief Financial Officer and Director (Principal Financial Officer)
*			October 11, 2018

Kernan (Kip) V. Oberting		President and Chief Executive Officer of Sirius Global Services, LLC (Principal Accounting Officer and Authorized Representative in the United States)
*			October 11, 2018

Ralph A. Salamone		Chief Operating Officer of Sirius Group, President and Chief Executive Officer of Sirius International Insurance Corporation and Director
*			October 11, 2018

Monica Cramér Manhem		Director	October 11, 2018
*

Laurence Liao		Director	October 11, 2018
*

Robert L. Friedman		Director	October 11, 2018
*

Meyer (Sandy) Frucher
*By:	/s/ ALLAN L. WATERS

Allan L. Waters
Attorney-in-Fact